                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                GARGOYLES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                GARGOYLES, INC.

                                 April 21, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders ("Annual Meeting") of Gargoyles, Inc. to be held at 9:00 a.m. on Thursday, May 22, 1997, at the Doubletree Guest Suites Seattle, 16500 Southcenter Parkway, Seattle, Washington 98188.

     At the Annual Meeting, the shareholders will be asked to elect six directors. The Notice of 1997 Annual Meeting of Shareholders and the Proxy Statement on the following pages describe the nominees for election to our Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CAST YOUR VOTE IN FAVOR OF EACH OF THE NOMINATED DIRECTORS.

     Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by marking, signing, dating, and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

     We look forward to your attendance at the meeting.

                                          Sincerely,
                                          LOGO
                                          Douglas B. Hauff
                                          President and Chief Executive Officer

                                   IMPORTANT

     A proxy card is enclosed herewith. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                                GARGOYLES, INC.
                            ------------------------

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1997

To the Shareholders:

     The 1997 Annual Meeting of Shareholders ("Annual Meeting") of Gargoyles, Inc., a Washington corporation ("Gargoyles") will be held at 9:00 a.m., local time, on Thursday, May 22, 1997, at the Doubletree Guest Suites Seattle, 16500 Southcenter Parkway, Seattle, Washington 98188, for the following purposes:

     1. To elect two Class 3 Directors to the Gargoyles Board of Directors to serve until the 2000 annual meeting of shareholders;

     2. To elect two Class 2 directors to the Gargoyles Board of Directors to serve until the 1999 annual meeting of shareholders;

     3. To elect two Class 1 directors to the Gargoyles Board of Directors to serve until the 1998 annual meeting of shareholders; and

     4. To address such other matters as may properly come before the meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed April 3, 1997 as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. The directors elected will be the six candidates receiving the greatest number of votes cast, in person or by proxy, at the Annual Meeting.

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE
REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF GARGOYLES A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE ANNUAL MEETING. SHAREHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

By Order of the Board of Directors
LOGO
Steven R. Kingma
Vice President, Chief Financial Officer,
Secretary and Treasurer

5866 South 194th Street,
Kent, Washington
April 21, 1997

                                GARGOYLES, INC.
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 22, 1997

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Gargoyles, Inc., a Washington corporation ("Gargoyles" or the "Company"), for use at the Annual Meeting of Shareholders of Gargoyles (the "Annual Meeting") to be held at 9:00 a.m., local time, on Thursday, May 22, 1997, at the Doubletree Guest Suites Seattle, 16500 Southcenter Parkway, Seattle, Washington 98188, and at any adjournment or postponement thereof.

     Gargoyles principal executive offices are located at 5866 South 194th Street, Kent, Washington 98032.

     This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of Gargoyles on or about April 21, 1997.

OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only holders of record of Gargoyles' common stock, no par value (the "Common Stock") at the close of business on April 3, 1997 will be entitled to vote at the Annual Meeting. On that date, the Company had 7,421,364 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of Directors. Under applicable law, the Company's Articles of Incorporation and the Company's Bylaws, if a quorum is present at the Annual Meeting, the six nominees for election to the Board of Directors will be approved if a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote in favor of their election. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

     Abstention from voting and broker non votes will have no effect on the election of directors since they will not represent votes cast at the Annual Meeting for such purposes.

PROXY VOTING

     Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or, in the absence of directions to the contrary, such shares will be voted "FOR" the election of the nominees to the Board of Directors named on the following pages. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

     Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and electing to vote in person.

                             ELECTION OF DIRECTORS

     In accordance with the Company's Bylaws, the Board of Directors has fixed the number of Directors constituting the Board at six. Directors are elected for three-year terms, and the Board is divided into three classes, with one class of Directors elected to a three-year term at each annual meeting of shareholders. In accordance with the Company's Articles of Incorporation, the three classes of Directors are to be established at the 1997 Annual Meeting. All six Directors are, therefore, up for election at the 1997 Annual Meeting. Nominees to Class 3 will serve as Directors of the Company until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified. Nominees to Class 2 will serve as Directors of the Company until the 1999 Annual Meeting of Shareholders or until their successors are elected and qualified. Nominees to Class 1 will serve as Directors of the Company until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualified. There are no family relationships between any of the nominee Directors or executive officers of the Company. After the Annual Meeting, and assuming the election of the nominees named below, the Company's Board of Directors would consist of three inside Directors and three outside Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF EACH NOMINEE FOR DIRECTOR.

NOMINEES FOR CLASS 3

     ERIK J. ANDERSON has been a Director of the Company since March 1995 and was named Chairman of the Board in July 1995. Mr. Anderson has been Chief Executive Officer of Trillium Corporation, a Washington corporation ("Trillium") with investments primarily in timber and real estate, since January 1996, was its Co-President from January 1995 to January 1996 and its Executive Vice President from February 1994 to January 1995. Mr. Anderson owns a 10% interest in Trillium Investors II, L.L.C., a Washington limited liability company ("Trillium Investors II"). Trillium owns an 80% interest in Trillium Investors, and Trillium Investors owns 2,065,031 shares of the Company's common stock. From March 1992 to January 1994, Mr. Anderson was a partner of Frazier & Company, a merchant bank. From October 1990 to March 1992, Mr. Anderson was a Vice President of Service Group of America, a food distribution and insurance company. Mr. Anderson is also a Director of Smart Modular Technologies, Inc.

     DOUGLAS B. HAUFF has been President, Chief Executive Officer and a Director of the Company since June 1996. Between his joining the Company in May 1992 and June 1996, Mr. Hauff was the Company's President and a Director. From September 1990 to April 1992, Mr. Hauff was Senior Vice President of Frederick & Nelson, Inc. ("Frederick & Nelson"), a department store chain operator. Mr. Hauff was a Senior Vice President and Division President of McCaw Cellular Communications, a telecommunications company, between August 1986 and July 1988, President of Interstate Mobile Phone d/b/a Cellular One, a telecommunications company, between October 1984 and July 1986 and President of Executone, a Northwest telecommunications firm, between September 1981 and September 1984.

NOMINEES FOR CLASS 2

     PAUL S. SHIPMAN has been a Director of the Company since June 1996. Mr. Shipman has been President since September 1981, Chairman of the Board since November 1992 and Chief Executive Officer since June 1993 of Redhook Ale Brewery, Incorporated ("Redhook"), a brewer of craft beers.

     WILLIAM D. RUCKELSHAUS has been a Director of the Company since July 1996. Since March 1996, Mr. Ruckelshaus has been a principal of the Madrona Investment Group, L.L.C., a private investment firm. Mr. Ruckelshaus is also Chairman of the Board of Browning-Ferris Industries, Inc., a waste services company, and from October 1988 to October 1995 was its Chief Executive Officer. From 1983 to 1985, Mr. Ruckelshaus was Administrator of the Environmental Protection Agency and from 1979 to 1983, a Senior Vice President of Weyerhaeuser Co. Mr. Ruckelshaus is also a director of Cummins Engine Co., Monsanto Company, Nordstrom, Inc. and Weyerhaeuser Co.

NOMINEES FOR CLASS 1

     TIMOTHY C. POTTS has been a Director of the Company since March 1995. Mr. Potts has been Senior Vice President, Finance of Trillium since July 1994. From April 1987 to July 1994, Mr. Potts was the Chief Financial Officer of Trillium. Mr. Potts owns a 3.4% interest in Trillium Investors II.

     WALTER F. WALKER has been a Director of the Company since December 1995. Since September 1994, Mr. Walker has been the President of the Seattle Supersonics National Basketball Association basketball team, owned by a subsidiary of Ackerley Communications, Inc. From March to September 1994, he was President of Walker Capital, Inc., a money management firm. From July 1987 to March 1994, Mr. Walker was a Vice President of Goldman, Sachs & Co., a registered broker-dealer. From 1976 to 1985, Mr. Walker was a professional basketball player in the National Basketball Association. Mr. Walker is also a director of Redhook, Advanced Digital Information Corp., Washington State Special Olympics and a member of the Board of Visitors of the University of Virginia.

COMPENSATION OF DIRECTORS

     Directors who do not beneficially own five percent or more of the Company's outstanding voting securities and who are not an officer, director or employee of the Company or of any entity that beneficially owns five percent or more of the Company's outstanding voting securities ("Non-employee Directors") are paid a $4,000 annual retainer and are paid $250 for each committee meeting they attend. Directors fees are paid quarterly in arrears. Directors who are employees of the Company or who beneficially own or are employees, officers or directors of entities which beneficially own at least five percent of the outstanding voting securities of the Company receive no fees for their services as Directors.

     Non-employee Directors also receive nonqualified stock option grants under the Company's 1995 Stock Incentive Compensation Plan (the "Stock Plan"). In 1996, each Non-employee Director was granted a nonqualified option to purchase 2,180 shares of the Company's common stock with an exercise price equal to the fair market value on the grant date based on the closing sale price of the Common Stock as quoted on the Nasdaq National Market. The options vest at a rate of 1/12 per month so long as the director continues to serve on the Company's Board of Directors. For information concerning a warrant to purchase shares of Common Stock granted to Walter F. Walker, see "Certain Transactions".

BOARD OF DIRECTORS MEETING AND COMMITTEES

     Mr. Anderson, Mr. Hauff, Mr. Potts and Mr. Walker were elected to the Company's Board in 1995. Mr. Shipman was elected to the Company's Board in June 1996, and Mr. Ruckelshaus in July 1996.

     During 1996, there were six meetings of the Board of Directors. All nominee directors attended all of the meetings of the Board of Directors and the committees of which they were members. The Board of Directors has established an Audit Committee and a Compensation Committee.

     Audit Committee. The Audit Committee reviews the scope and results of the annual independent audit of the Company's books and records and reviews the Company's finance and accounting policies. The members of this committee are Mr. Anderson, Mr. Potts and Mr. Walker. The Audit Committee met five times in 1996.

     Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Committee also administers the Company's benefit plans, including the Stock Plan, and recommends the establishment of policies relating to such plans. The members of this Committee are Mr. Shipman and Mr. Ruckelshaus. The Compensation Committee met twice in 1996.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee was established in July 1996 just prior to completion of the Company's initial public offering. Prior to that time, the Company's full Board of Directors, including the Company's Chairman, Erik J. Anderson, and its CEO, Douglas B. Hauff, performed the duties now delegated to the Company's Compensation Committee.

BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 1, 1997, for each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each Director and nominee for Director of the Company, (iii) each executive officer of the Company for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all Directors and executive officers as a group.

                                                                OUTSTANDING
                                                                 SHARES OF          PERCENT
                        NAME AND ADDRESS OF                     COMMON STOCK          OF
                         BENEFICIAL OWNER                    BENEFICIALLY OWNED      CLASS
        ---------------------------------------------------  ------------------     -------
        Erik J. Anderson(1)................................       2,632,735          35.0%
          c/o Trillium Corporation
             4350 Cordata Parkway
             Bellingham, WA 98226
        Douglas B. Hauff(2)................................       1,032,084          12.6%
          c/o Gargoyles, Inc.
             5866 S. 194th Street
             Kent, WA 98032
        David W. Jobe(3)...................................         117,077           1.5%
        Steven R. Kingma(4)................................          93,779           1.2%
        Timothy C. Potts(5)................................       2,632,735          35.0%
          c/o Trillium Corporation
             4350 Cordata Parkway
             Bellingham, WA 98226
        William Ruckelshaus(6).............................           2,456           *
        Paul S. Shipman(7).................................           2,456           *
        Walter F. Walker(8)................................          57,704           *
        Dennis L. Burns....................................         577,678           7.7%
          c/o Supreme Corq.
             19039 62nd Avenue S.
             Kent, WA 98032
        Bruce Meckling(9)..................................           7,634           *
        Douglas Lauer......................................           3,000           *
        Travis Worth (10)..................................          35,865           *
        All Directors and executive officers as a group (11
          persons).........................................       3,394,372          45.1%

---------------

  *  Represents less than 1%

 (1) Consists of 567,704 shares held by Trillium Corporation and 2,065,031 shares held by Trillium Investors II. Mr. Anderson is Chief Executive Officer of Trillium. In addition, Trillium owns an 80% interest and Mr. Anderson owns a 10% interest in Trillium Investors II. Mr. Anderson is Chairman of the Board of the Company.

 (2) Includes 664,209 shares subject to an option granted to Mr. Hauff by certain shareholders of the Company, including Steven R. Kingma (with respect to 11,357 shares), David W. Jobe (with respect to 11,357 shares) and Trillium (with respect to 567,704 shares). Also includes 136,250 shares held by the Hauff Family Limited Partnership, of which Mr. Hauff is a general partner.

 (3) Of these shares, 11,357 are subject to an option granted by Mr. Jobe to Douglas B. Hauff. Also includes, 42,135 shares subject to an option exercisable within 60 days and 4,905 shares held by Russell Goodnow, Trustee for the Jobe Children's Trust UTA 7/26/96.

 (4) Of these shares, 11,357 are subject to an option granted by Mr. Kingma to Douglas B. Hauff. Also includes, 18,837 shares subject to an option exercisable within 60 days and 2,180 shares held by Mr. Kingma's minor daughter.

 (5) Consists of 567,704 shares held by Trillium Corporation and 2,065,031 shares held by Trillium Investors II. Mr. Potts is Senior Vice President, Finance of Trillium. In addition, Trillium owns an 80% interest and Mr. Potts owns a 3.4% interest in Trillium Investors II.

 (6) Consists of 1,000 shares held by Mr. Ruckelshaus and 1,456 shares subject to an option exercisable within 60 days.

 (7) Consists of 1,000 shares held by Mr. Shipman and 1,456 shares subject to an option exercisable within 60 days.

 (8) Consists of 16,100 shares held by Mr. Walker, 38,150 shares subject to a warrant and 2,180 shares subject to an option, both of which are currently exercisable. Also, consists of 1,274 shares subject to an option exercisable within 60 days.

 (9) Shares are subject to an option exercisable within 60 days.

(10) Shares are subject to an option exercisable within 60 days.

EXECUTIVE COMPENSATION

     COMPENSATION SUMMARY

     The following table sets forth during the fiscal years ended December 31, 1996, 1995 and 1994 the compensation for services rendered for the Company's Chief Executive Officer and the Company's five other most highly compensated executive officers based on salary and bonus for the last completed fiscal year (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                     COMPENSATION AWARDS
                                               ANNUAL COMPENSATION   -------------------
               NAME AND                        -------------------       SECURITIES         ALL OTHER
          PRINCIPAL POSITION            YEAR    SALARY     BONUS     UNDERLYING OPTIONS    COMPENSATION
--------------------------------------  ----   --------   --------   -------------------   ------------
Douglas B. Hauff......................  1996   $225,450   $350,000             -0-           $ 12,664(1)
  President and Chief Executive
     Officer                            1995    224,950     50,000             -0-             13,012(2)
                                        1994    215,625     44,625             -0-              5,568(3)
Travis Worth..........................  1996    135,214     35,000             -0-              4,983(4)
  Senior Vice President and Chief       1995     20,457     25,000         114,733                -0-
  Operating Officer(5)
David W. Jobe(6)......................  1996    104,281     25,000             -0-              9,721(6)
  Senior Vice President, Sales          1995     83,870     32,500         100,399              6,040(7)
                                        1994     70,350     32,200             -0-              5,104(8)
Steven R. Kingma......................  1996     96,687     25,000             -0-              9,590(9)
  Vice President and Chief
     Financial........................  1995     91,540     25,000          43,027              6,469(10)
  Officer                               1994     26,250        -0-             -0-              1,455(11)
Bruce Meckling........................  1996     71,401     40,000          21,800                -0-
  Vice President, International(12)
Douglas Lauer.........................  1996     78,998        -0-             -0-                -0-
  President the kindling company(13)

---------------

 (1) Represents (i) $4,710 in matching 401(k) plan contributions by the Company,
     (ii) $3,816 for life insurance and disability premiums and (iii) $4,138 for dependent health insurance premiums.

 (2) Represents (i) $5,171 in matching 401(k) plan contributions by the Company
     (ii) $3,696 for life insurance and disability premiums and (iii) $4,145 for dependent health insurance premiums.

 (3) Represents dependent health insurance premiums.

 (4) Represents (i) $844 in matching 401(k) plan contributions by the Company and (ii) $4,139 in dependent health insurance premiums.

 (5) Mr. Worth's employment with the Company commenced November 1, 1995.

 (6) Represents (i) $3,855 in matching 401(k) plan contributions by the Company,
     (ii) $1,884 for life insurance and disability premiums and (iii) $3,982 for dependent health insurance premiums.

 (7) Represents (i) $2,993 in matching 401(k) plan contributions by the Company,
     (ii) $149 for disability insurance premiums and (iii) $2,898 for dependent health insurance premiums.

 (8) Represents dependent health insurance premiums.

 (9) Represents (i) $3,538 in matching 401(k) plan contributions by the Company,
     (ii) $2,052 for disability insurance premiums and (iii) $4,000 for dependent health insurance premiums. Mr. Kingma's employment with the Company commenced on September 7, 1994.

(10) Represents (i) $2,369 in matching 401(k) plan contributions by the Company,
     (ii) $162 for disability insurance premiums and (iii) $3,938 for dependent health insurance premiums.

(11) Represents dependent health insurance premiums.

(12) Mr. Meckling's employment with the Company commenced August 1, 1996.

(13) Mr. Lauer's employment with the Company commenced May 31, 1996.

     OPTION GRANTS IN 1996

     The following table sets forth information concerning the grant of stock options during 1996 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                INDIVIDUAL GRANTS                           ANNUAL RATES OF
                             --------------------------------------------------------            STOCK
                             NUMBER OF       PERCENT OF                                    PRICE APPRECIATION
                             SECURITIES     TOTAL OPTIONS                                         FOR
                             UNDERLYING      GRANTED TO                                      OPTION TERM(2)
                              OPTIONS       EMPLOYEES IN      EXERCISE     EXPIRATION     --------------------
           NAME               GRANTED        FISCAL YEAR       PRICE          DATE           5%         10%
---------------------------  ----------     -------------     --------     ----------     --------    --------
Douglas B. Hauff...........         -0-
David W. Jobe..............         -0-
Steven R. Kingma...........         -0-
Douglas W. Lauer...........         -0-
Bruce E. Meckling(1).......      21,800           57%          $16.00       10/2/01        219,358     555,897
G Travis Worth.............         -0-

---------------

(1) All options were granted with an exercise price equal to the fair market value on the grant date based on the closing price of the Common Stock as quoted on the Nasdaq National Market. Upon the achievement of certain sales objectives, the exercisability of the options is accelerated.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commission (the "SEC") and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price, and assumes all options are exercised at the end of their respective 10 year terms. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

     1996 YEAR-END OPTION VALUES

     No stock options were exercised by the named executive officers during the fiscal year ended December 31, 1996. The following table sets forth information concerning unexercised stock options held by each of the named executive officers as of December 31, 1996. Mr. Hauff held no stock options granted by the Company as of December 31, 1996. For a discussion of certain options granted to Mr. Hauff by certain shareholders of the Company, see "Certain Transactions."

                          1996 YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                              OPTIONS AT FISCAL YEAR END              FISCAL YEAR END
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Douglas Hauff..............................          -0-               -0-            -0-              -0-
Travis Worth...............................        7,171           107,562      $  36,931        $ 553,944
David Jobe.................................       25,097            75,303      $ 129,250        $ 387,810
Steven Kingma..............................       15,835            27,192      $  81,550        $ 140,039
Bruce Meckling.............................        5,450            16,350             --               --
Douglas Lauer..............................          -0-               -0-            -0-              -0-

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee, which is comprised of two independent, non-employee directors, as the term "non-employee director" is defined in Rule 16(b)-3(i) of the Securities Exchange Act of 1934 (the "34 Act"). The Compensation Committee works with management to develop compensation programs for the Company and is responsible for administering and assessing the effectiveness of such programs.

     The Company's executive compensation program is designed to align executive compensation with the Company's business objectives and the executive's individual performance, and to enable the Company to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to the Company's long-term success and the creation of shareholder value.

     In establishing executive compensation, the Compensation Committee is guided by the following principals: (i) management focus should be directed to business performance that creates shareholder value, (ii) compensation programs should reward results rather than seniority, tenure, or other entitlements, and
(iii) compensation programs should foster an ownership mentality throughout the Company.

     Guided by these principals, executive compensation is comprised of three components: base salary, annual incentive cash bonus compensation, and long-term incentive compensation in the form of stock options. The components are intended to provide incentives to achieve short and long-range business objectives and to reward exceptional performance. In general, the Company's executive compensation programs are designed to limit increases in base salaries and to favor bonuses based on operating profit and individual merit.

     The Company has established no extraordinary fringe benefit programs for its executive officers. Instead, the Company's executive officers participate in the Company's broad-based employee benefit programs.

     Compensation payments in excess of $1 million to highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation in 1997 to any of the Company's named executive officers to be in excess of $1 million. The Company's Stock Plan is designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

     Base Salary. All the named executive officers are parties to employment agreements with the Company which establish each executive officer's base salary. Under the terms of these agreements, base salaries may not be decreased. In 1996, annual base salary for David Jobe was increased from $85,000 to $100,000 effective January 1, 1996.

     Merit Bonus Program. The Compensation Committee awarded cash bonuses to certain of the named executive officers to reward individual achievements in 1996. The Compensation Committee has adopted an incentive bonus program for 1997 which is tied to the achievement by the Company of its earnings per share goals.

     Stock-Based Compensation. Grants of stock options under the Company's stock option plan are designed to more closely tie the long-term interests of the Company's executives with those of its shareholders and to assist in the retention of executives. The Compensation Committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option. The Compensation Committee's determination of the size of option grants is generally intended to reflect an executive's position with the Company and his or her contributions to the Company. Options held by the named executive officers generally have a four-year vesting period, and certain option grants are also subject to performance-based vesting features which are tied to Company gross sales objectives.

     Chief Executive Officer Compensation. The compensation for the Company's Chief Executive Officer, Mr. Hauff, is based on the same policies and criteria as the compensation for the other executive officers. Mr. Hauff's base salary is established by his employment agreement with the Company. In addition to his base salary, Mr. Hauff received a cash bonus of $50,000 in recognition of his achievements and service to the Company in 1996. In accordance with the terms of his employment agreement with the Company, Mr. Hauff also received a bonus of $300,000 upon the closing of the Company's initial public offering in October 1996. Mr. Hauff holds no options subject to the Company's 1995 Incentive Stock Compensation Plan. Instead, Mr. Hauff holds options to purchase 664,209 shares of Common Stock owned by other shareholders of the Company. On March 7, 1997 Mr. Hauff notified the escrow holding the optioned shares of his intent to exercise his option to purchase all 664,209 of such optioned shares.

                                          The Compensation Committee

                                          Paul Shipman
                                          William D. Ruckelshaus

EMPLOYMENT AND SEVERANCE AGREEMENTS AND CHANGE-IN CONTROL AGREEMENTS

     Employment Agreements. In March 1995, the Company entered into a four-year employment agreement with Douglas B. Hauff, and two-year employment agreements with each of Steven R. Kingma and David W. Jobe. In November 1995, the Company entered into a two-year employment agreement with G. Travis Worth and in July 1996, a three-year employment agreement with Bruce E. Meckling. After expiration of the initial term, each such employment agreement continues on a quarterly basis until terminated by either party on 90 days' notice. Pursuant to these agreements, the Company agreed to pay Messrs. Hauff, Kingma, Jobe, Worth and Meckling annual base salaries of $225,000, $95,000, $85,000, $135,000, and
$175,000, respectively, subject to such annual increases as may be determined by the Company's Board of Directors. Mr. Hauff and Mr. Kingma are eligible to receive an annual incentive bonus of up to $60,000 and up to $30,000, respectively, subject to and based on the achievement by the Company of specified annual operating income objectives. Mr. Jobe is eligible to receive annual incentive bonuses of (i) up to $22,500, subject to and based on the achievement by the Company of specified annual operating objectives, (ii) up to $20,000, subject to and based on the achievement by the Company of specified annual sales objectives, and (iii) up to $15,000, subject to and based on the achievement by the Company of specified annual sales objectives for its Protective Eyewear division. If the Company does not achieve specified minimum annual operating, sales or Protective Eyewear division sales objectives, as applicable, no annual incentive bonus based on the applicable objective is payable under the employment agreements of such executives. Under the terms of Mr. Meckling employment agreement, Mr. Meckling is to receive a signing bonus of $50,000 payable on January 1, 1997, and is eligible to participate in the incentive bonus programs established by the Company. The agreement with Mr. Hauff also provides that Mr. Hauff would receive a $300,000 bonus if the Company sells substantially all of its assets or stock or raises operating capital through an initial public offering of its securities. This bonus was paid in connection with the closing of the Offering. Beginning in 1996, Mr. Worth is entitled to participate in incentive bonus programs established for management, under which bonus amounts will range between 25% and 50% of Mr. Worth's base salary. In addition, Messrs. Kingma, Jobe, Worth and Meckling were granted incentive stock options to purchase 28,683, 57,366, 114,733 and 21,800 shares of Common Stock, respectively. The employment agreements provide the executives with certain fringe benefits relating to benefit plans, as well as benefits upon termination due to disability. The employment agreements also provide that if the executive is terminated other than for cause or resigns for good reason, such executive is entitled to receive an amount equal to the lesser of (i) two years' base salary in the case of Mr. Hauff and six months' base salary in the case of Messrs. Kingma, Jobe and Worth and (ii) the executive's base salary payable for the remaining period of the initial term, less any amounts received under disability insurance policies provided by the Company or as compensation or benefits from employment during such time, together with certain other benefits. Each of the employment agreements with Messrs. Hauff, Kingma and Jobe contains a noncompetition provision effective for (i) a period equal to the longer of five years from the date of termination of employment and the end of the employment period if the executive is terminated for cause or voluntarily resigns or (ii) a period of one year from the date of termination of employment in the case of any other termination. The employment agreement with Mr. Worth contains a noncompetition provision effective for (i) a period of three years from the date of termination of employment if Mr. Worth is terminated for cause or voluntarily resigns or (ii) a period of six months from the date of termination of employment in the case of any other termination. The employment agreement with Mr. Meckling contains a noncompetition provision effective for
(i) one year from the date of termination of employment if Mr. Meckling is terminated for cause or voluntarily resigns, or (ii) a period of six months from the date of termination of employment in the case of any other termination.

     Stock Plan. In the event of certain mergers, consolidations, acquisitions of property or stock, separations, reorganizations or liquidation of the Company, outstanding options, SARs and restricted stock under the Stock Plan will become fully exercisable, subject to certain exceptions. In addition, the Compensation Committee of the Board of Directors may take such further action as it deems necessary or advisable, and fair to participants, with respect to outstanding awards under the Stock Plan.

STOCK PRICE PERFORMANCE

     The graph set forth below compares cumulative total return on the Common Stock with the cumulative total return of the Nasdaq Composite US and a selected peer group resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on the closing of the Company's initial public offering on October 2, 1996 and ending on December 31, 1996. Stock price performance shown in the Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

        Measurement Period                                                   Nasdaq Composite
      (Fiscal Year Covered)           Gargoyles, Inc.       Peer Group             (US)
10/02/96                                           100                 100                 100
10/16/96                                            69                  78                 101
11/06/96                                            65                  67                 101
11/27/96                                            48                  59                 104
12/18/96                                            44                  51                 104
12/31/96                                            43                  52                 104

Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472. Data from Bloomberg Financial Markets

CERTAIN TRANSACTIONS

     The Company has advanced funds to Axcent Sports, Inc. ("Axcent"), a corporation of record in the state of Washington, which had operations in Boulder, Colorado, that distributed bicycling products produced by adidas America, Inc. ("Adidas"). On February 24, 1996, Adidas filed a lawsuit in the United States District Court for the District of Oregon under Case Number CV-P7-239-JE. In this lawsuit, Adidas claims $603,904.56 plus prejudgment interest and incidental damages, against the Company, Axcent, and Conquest for product shipped to Axcent by Adidas and for product ordered by Axcent and held in Adidas warehouse facilities. Adidas claims that the Company is liable to it on the theory that Axcent was a division of the Company. Adidas also asserts claims against the Company based on piercing of the corporate form of Axcent and based on promoter liability, alleging that the Company failed to adequately capitalize and/or incorporate Axcent. The Company denies the allegations of Adidas and intends to defend vigorously the claims of Adidas against the Company. Trillium Corporation ("Trillium") and the Company's President, Douglas
B. Hauff, jointly and severally and on an unlimited basis, have agreed to indemnify, defend and hold harmless the Company from and against all losses, liabilities, deficiencies, claims and expenses (including but not limited to, costs of defense and reasonable attorneys' fees) incurred by the Company arising from the lawsuit. The Company has tendered defense of the Adidas lawsuit to Trillium and Mr. Hauff, and they have accepted such defense. The parties have reached a settlement of this matter and are currently drafting settlement documents.

The Company believes that the settlement and ultimate resolution of this matter will not result in a charge to the Company in excess of amounts reserved.

     In January 1996, in exchange for a cash payment of $56,000, the Company issued to Walter F. Walker, a director of the Company, a warrant to purchase 38,150 shares of the Company's Common Stock at an exercise price of $4.45 per share. The warrant is also convertible by Mr. Walker in certain circumstances into shares of Common Stock. The warrant was immediately exercisable in full and expires in December 2005.

     In connection with the Company's Initial Public Offering, in addition to commercial air transportation, the Company used Trillium Corporation's aircraft to transport its executives and underwriters to various locations during the Company's stock selling efforts prior to the closing of the Offering. Invoices for use of the Trillium aircraft by the Company in 1996 totaled $70,674.70.

     In February 1996, Trillium guaranteed payment of all amounts due under the Company's loan with U.S. Bank in principal amount of $4.0 million in order to acquire a California corporation which manufactured eyewear under the Hobie(R) brand name (the "Hobie Acquisition Loan"). The Hobie Acquisition Loan was increased to $5.0 million on June 26, 1996. To secure the guaranty, Trillium Investors II, L.L.C., an affiliate of Trillium to which Trillium transferred most of its shares of Common Stock in February 1996, pledged its shares of Common Stock. In consideration of the guaranty, the Company paid Trillium a guarantee fee of $50,000 and agreed to indemnify Trillium for any losses relating to the guaranty. The Hobie Acquisition was paid in full and the Trillium guarantee and related pledge were released in October 1996 without loss to Trillium or Trillium Investors II, L.L.C. In January 1996, Mr. Hauff guaranteed the Company's obligation to pay liquidated damages of $100,000 in the event that the Hobie acquisition was not consummated; the transaction was consummated without cost to Mr. Hauff.

     In May 1996, the Company, together with Douglas W. Lauer and Timberland, formed the kindling company, a California corporation ("Kindling"). The Company contributed $1.2 million for its 70% interest in Kindling, while Mr. Lauer owns a 20% interest in Kindling and Timberland owns the remaining 10% interest. Of the $1.2 million, $100,000 was paid in cash and $1.1 million by means of a non-interest-bearing promissory note (the "Kindling Note") payable in installments of $100,000 each on June 3, July 3, September 3, October 3 and December 3, 1996 and $600,000 on January 3, 1997. Between January 3, 1997 and January 1, 2000, Kindling, Mr. Lauer or Timberland may require the Company to contribute an additional $300,000 to Kindling. From 1999 to 2003, Timberland may require Kindling to repurchase all of Timberland's 10% interest in Kindling under certain circumstances. The Company further agreed that Mr. Lauer and certain key employees of Kindling may be granted up to an aggregate of 10% (2.5% for each year, 1997 to 2000) of Kindlings' common stock owned by the Company upon the achievement of certain operating objectives. Trillium made advances that aggregate $300,000 to fund the Company's installments under the Kindling Note. The advances were due and payable on September 30, 1996 and accrued 12% interest per annum. The Company repaid all principal and interest accrued on the advances on October 4, 1996.

     In February 1997, the Company's Compensation Committee rescinded the grant to Mr. Meckling of options to purchase 21,800 shares of the Company's Common Stock at an exercise price of $16.00 per share, and granted to Mr. Meckling a new option to purchase 21,800 shares of the Company's Common Stock at an exercise price of $8.00 per share, which was the Fair Market Value (as such term is defined in the Company's Stock Plan) on the date of the February 1997 grant.

     In February 1997, the Company entered into Registration Rights Agreements with two of its shareholders, Trillium Investors II and Douglas B. Hauff. The Registration Rights Agreements were granted by the Company in consideration of Mr. Hauff's services to the Company as President and CEO, and to Trillium Investors II in consideration of the services of Erik J. Anderson and Timothy C. Potts as Chairman and Director, respectively, of the Company's Board of Directors. Trillium Investors II is owned 80% by Trillium Corporation. Mr. Anderson is CEO and Mr. Potts is Senior Vice President, Finance of Trillium, and each are also members of Trillium Investors II. Under the terms of the Registration Rights Agreements, holders of rights pay all expenses of the registration, including all registration and selling expenses. The demand registration rights are limited in number and frequency and are subject to delay if in the good faith judgment of the Company's Board of Directors registration at the time requested by a holder would be detrimental to the

Company. Subject to certain conditions, the registration rights granted to Mr. Hauff and Trillium Investors II are transferable. Trillium and Mr. Hauff are negotiating with institutional lenders and others for loans, the repayment of which potentially would be secured by, in the case of a loan to Trillium, a pledge of all the Common Stock of the Company owned by Trillium Investors II, and in the case of a loan to Mr. Hauff, a pledge of all of his Common Stock of the Company. As of March 1, 1997, Trillium Investors was the owner of 27.4% of the Company's Common Stock and Douglas B. Hauff was the beneficial owner of 12.0% of the Company's Common Stock. If either Trillium and/or Mr. Hauff should default in the repayment of the loans and either or both of the lenders would foreclose on the Common Stock subject to the pledge, either such transaction could result in a change in control of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the 34 Act requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors, and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% shareholders were complied with.

                                    AUDITORS

     Ernst & Young LLP were the Company's independent public accountants for the fiscal year ending December 31, 1996. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.

                           EXPENSES AND SOLICITATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors, and the entire costs of such solicitation will be borne by the Company. Boston EquiServe will distribute proxy materials to beneficial owners and may solicit proxies by personal interview, mail, telephone or telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. Boston EquiServe serves as the Company's transfer agent and provides other services to the Company for a fixed monthly fee, and no additional fee is charged by Boston EquiServe for distributing proxies for the Company's Annual meeting. The Company, however, will reimburse Boston EquiServe for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitations may be by personal interview, telephone or telegram by Directors, officers and other employees of the Company without special compensation.

                                 OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined come before the Annual Meeting, the persons named in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                           PROPOSALS OF SHAREHOLDERS

     For proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the 1997 Annual Meeting of Shareholders, such proposals must be received by the Secretary of Gargoyles by April 26, 1997.

                                 ANNUAL REPORT

     A copy of the Company's 1996 Annual Report is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy of the Annual Report may obtain one without charge by writing or calling Steven R. Kingma, CFO, Gargoyles, Inc., 5866 S. 194th Street, Kent, Washington 98032 (206) 872-6100.

                                          By Order of the Board of Directors

                                          LOGO

                                          Steven R. Kingma
                                          Vice President, Chief Financial
                                          Officer,
                                          Secretary and Treasurer

1544PS97

                                GARGOYLES, INC.

                     ANNUAL MEETING, MAY 22, 1997, 9:00 AM
                        DOUBLETREE GUEST SUITES SEATTLE,
                 16500 SOUTHCENTER PARKWAY, SEATTLE, WASHINGTON

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Douglas B. Hauff and Steven R. Kingma, and each of them, with full power of substitution, as proxies, to vote on behalf of the undersigned all shares held of record by the undersigned on April 3, 1997, at the Annual Meeting of Shareholders of Gargoyles, Inc. (the "Company") on May 22, 1997 and any adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THIS MEETING.

Continued and to be signed on reverse side

DIRECTORS RECOMMEND A VOTE FOR ELECTION OF THE FOLLOWING DIRECTORS:

1.      Election of Directors

Class 1 Nominees: Timothy C. Potts, Walter F. Walker

Class 2 Nominees: Paul S. Shipman, William D. Ruckelshaus

Class 3 Nominees: Erik J. Anderson, Douglas B. Hauff


-------------------------------------
To withhold authority to vote for any
individual, write the name(s) on the
line above.


2. Transaction of any business that properly comes before the meeting or any adjournments or postponements thereof. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.


      PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.

Please date and sign exactly as name is imprinted hereon, including designation as executor, trustee, administrator, guardian or attorney, if aplicable. When shares are held by joint tenants, both should sign. A corporation must sign its name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature ___________________________________ Date: ________________________